Exhibit 99.1

IMS Health Announces 2009 Second-Quarter Results and Comprehensive Restructuring Plan to Improve Profitability

  Revenues of $522.8 million
  GAAP EPS of $0.34, Non-GAAP EPS of $0.44
  Exceptional preliminary cash flow from operations, $178 million
  Streamlining cost structure, building on high-growth areas
  Expected annual savings of $80-$85 million by 2011

NORWALK, Conn.--(BUSINESS WIRE)--July 23, 2009--IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced financial results for the 2009 second quarter and its plans to implement a series of actions to increase the company’s operating efficiencies and streamline its cost structure in response to a lower growth environment.

“Our business remains solid and we continue to generate excellent cash flow and maintain a strong financial position,” said David R. Carlucci, chairman and CEO. “While we planned for lower growth coming into 2009, the accelerating healthcare market dynamics compounded by an economic downturn have caused our customers to significantly rein in their spending. As a result, we are taking decisive actions to lower our cost structure and better position the business for a return to growth.”

Second-Quarter 2009 Results

For the 2009 second quarter, the company reported net income of $62.9 million and diluted earnings per share of $0.34 compared with net income of $77.7 million and EPS of $0.42 in the second quarter of 2008. After adjusting for certain asset impairments and other charges and foreign exchange hedge-related items, net income on a non-GAAP basis for the second quarter of 2009 was $79.5 million, up 8 percent and EPS was $0.44, up 10 percent year over year (See Note c to the financial tables). Net income for the 2009 second quarter includes $24.2 million of net tax benefits from the resolution of certain tax matters.

Second-quarter revenue was $522.8 million, down 13 percent or 7 percent constant dollar. Including the $25.4 million asset impairment and other charge, operating income in the 2009 second quarter was $69.3 million compared with $131.4 million in the year-earlier period.

Preliminary net cash provided by operating activities on a GAAP basis for the second quarter of 2009 was $177.8 million, bringing the first-half of 2009 to $194.3 million. Second-quarter 2009 preliminary free cash flow on a non-GAAP basis was $196.5 million, bringing the first-half of 2009 to $249.9 million (See Note d to the financial tables).

First-Half 2009 Results

Revenues for the first-half of 2009 were $1,049.8 million, down 11 percent or 5 percent constant dollar, compared with revenue of $1,174.9 million for the first half of 2008. Including the $25.4 million asset impairment and other charge, first-half 2009 operating income was $170.2 million, compared with $247.8 million in the year-earlier period.

For the first six months of 2009, diluted earnings per share on a GAAP basis was $1.08, compared with $0.74 in the prior-year period. When adjusted for certain tax, impairment and other charges and foreign exchange hedge-related items, earnings per share for the 2009 first half on a non-GAAP basis would have been $0.81 (See Note c to the financial tables).

Net income on a GAAP basis was $196.2 million, compared with $136.9 million in the first-half of 2008. When adjusted for the items noted above, net income for the first six months of 2009 on a non-GAAP basis would have been $148.2 million, compared with $141.6 million for the first half of 2008 (See Note c to the financial tables).

Balance Sheet Highlights

IMS’s cash and cash equivalents as of June 30, 2009 totaled $239.8 million, compared with $215.7 million on December 31, 2008. Total debt as of June 30, 2009 was $1,359.3 million, down from $1,404.2 million at year-end 2008.

Share Repurchase Program, Shares Outstanding

No IMS shares were repurchased during the second quarter of 2009. A total of 9.5 million shares remain authorized and available to repurchase under the current Board of Directors’ authorization.

The number of shares outstanding as of June 30, 2009 was approximately 182.4 million, compared with 181.8 million as of March 31, 2009.

Restructuring Plan

IMS’s restructuring plan includes actions intended to:

  Streamline the company’s EMEA organization, which includes right-sizing the headquarters function, reducing and consolidating operating units, and improving productivity of production and development activities.
  Leverage the foundational investments in process improvements IMS has made to reduce costs and improve productivity in its Sales, Finance, Human Resources and Customer Delivery and Development organizations.
  Reduce capacity and align the size of Sales and Management Consulting teams in areas of lower demand.
  Continue to build and invest in high-value, strategic growth areas, which include extending the company’s capabilities in specialty and patient-centered insights, in serving payers and governments, and in pharmerging markets where IMS’s operations are currently growing at a double-digit pace.

The company estimates that it will record a total pre-tax charge of between $110 - $120 million in the 2009 third quarter. Once fully implemented, IMS anticipates that these actions will generate annual savings of $80 - $85 million by 2011.

Financial Outlook

IMS also announced that in light of current market conditions, the company’s 2009 full-year constant-dollar revenue growth and non-GAAP diluted earnings per share are expected to be below the originally stated ranges of 0 - 3 percent and $1.70 - $1.77, respectively. IMS anticipates its full-year revenue will decline at constant-dollar rates that are similar to results achieved through the first half of the year. For the 2009 full year, the range for non-GAAP diluted EPS could be approximately $0.10 lower than the company’s original guidance. IMS remains on track to achieve its full-year 2009 free cash flow guidance of $380 million (see Note d to the financial tables).

Expected full–year 2009 non-GAAP diluted earnings per share excludes the $63.2 million first-quarter net tax benefit, the $25.4 million second-quarter asset impairments and other charges, and the estimated pre-tax charge of between $110 - $120 million related to the restructuring plan announced today (see Note c to the financial tables).

About IMS

Operating in more than 100 countries, IMS Health is the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries. With $2.3 billion in 2008 revenue and more than 50 years of industry experience, IMS offers leading-edge market intelligence products and services that are integral to clients’ day-to-day operations, including product and portfolio management capabilities; commercial effectiveness innovations; managed care and consumer health offerings; and consulting and services solutions that improve productivity and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Conference Call and Webcast Details

IMS will host a conference call at 8:00 a.m. ET today to discuss its second-quarter results. To participate, please dial 1 800 950-3502 (U.S. and Canada) or 1 303 223-0115 (outside the U.S. and Canada) approximately 15 minutes before the scheduled start of the call. The conference call also will be accessible live on the Investor Relations section of the IMS Website at www.imshealth.com. Prior to the conference call, a copy of this press release and any other financial or statistical information presented during the call will be made available in the “Investors” area of IMS’s Website.

A replay of the conference call will be available online on the “Investors” section of the IMS Website and via telephone by dialing 1 800 633-8284 (U.S. and Canada) or 1 402 977-9140 (outside the U.S. and Canada), and entering access code 21430026 beginning at 10:30 a.m. ET today.

Forward-looking Statements

Reported numbers are preliminary and not final until the filing of our Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. This press release contains statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include the estimated costs of and savings from our restructuring plan set forth above under “Restructuring Plan,” as well as the statements regarding our performance for the second half and full year 2009 set forth above under “Financial Outlook.” Although IMS Health believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (ii) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (iii) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (iv) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (v) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate, and (vii) uncertainties associated with completion of IMS Health’s restructuring plans and the impact of the restructuring activities on IMS Health’s business and financial results, including the timing of the activities and the associated costs and the ability to achieve projected cost savings. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

IMS Health undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 IMS Health GAAP Income Statement Three Months Ended June 30 (unaudited, in millions except per share)

	2009 GAAP	2008 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a)
Commercial Effectiveness	$263.4	$300.7	(12)%	(7)
Product and Portfolio Management	162.3	187.1	(13)	(7)
New Business Areas	97.1	112.8	(14)	(7)
Total	522.8	600.7	(13)	(7)

Revenue Detail:
Information & Analytics (“I&A”) Revenue	408.6	453.4	(10)	(4)
Consulting & Services (“C&S”) Revenue	114.2	147.3	(22)	(17)
Total Revenue	522.8	600.7	(13)	(7)

Operating Expenses (b)
Operating Costs of I&A	(175.4)	(193.6)	9
Direct and Incremental Costs of C&S	(57.0)	(72.0)	21
External-use Software Amortization	(10.1)	(13.0)	22
Selling and Administrative	(162.9)	(168.4)	3
Depreciation and Other Amortization	(22.7)	(22.4)	(1)
Severance, impairment and other charges	(25.4)	0.0	NM
Total	(453.6)	(469.3)	3

Operating Income (a)	69.3	131.4	(47)%	(53)

Interest expense, net	(8.6)	(9.0)	5
Other Income (Expense), net	4.5	(6.2)	NM
Pretax Income	65.2	116.2	(44)

Provision for Income Taxes	(1.5)	(37.5)	NM
Net Income	63.7	78.7	(19)

Less: Net Income Attributable to Non-Controlling Interests	0.8	1.0	20

Net Income Attributable to IMS Health (c)	62.9	77.7	(19)

Diluted EPS:
Total Diluted EPS	$ 0.34	$0.42	(19)

Shares Outstanding:
Weighted Average Diluted	182.5	183.9
End-of-Period Actual	182.4	181.9
Weighted Average Basic	182.4	181.7

The accompanying notes are an integral part of these financial tables.

Table 2 IMS Health GAAP Income Statement Six Months Ended June 30 (unaudited, in millions except per share)

	2009 GAAP	2008 GAAP	% Fav (Unfav)	Non-GAAP Constant $ Growth %
Revenue (a)
Commercial Effectiveness	$523.0	$586.8	(11)%	(6)
Product and Portfolio Management	334.0	370.2	(10)	(4)
New Business Areas	192.8	217.9	(12)	(4)
Total	1,049.8	1,174.9	(11)	(5)

Revenue Detail:
Information & Analytics (“I&A”) Revenue	828.7	909.6	(9)	(3)
Consulting & Services (“C&S”) Revenue	221.1	265.3	(17)	(11)
Total Revenue	1,049.8	1,174.9	(11)	(5)

Operating Expenses (b)
Operating Costs of I&A	(346.2)	(386.4)	10
Direct and Incremental Costs of C&S	(118.2)	(140.5)	16
External-use Software Amortization	(20.6)	(25.8)	20
Selling and Administrative	(323.3)	(331.1)	2
Depreciation and Other Amortization	(45.8)	(43.4)	(6)
Severance, impairment and other charges	(25.4)	0.0	NM
Total	(879.6)	(927.1)	5

Operating Income (a)	170.2	247.8	(31)%	(37)

Interest expense, net	(17.0)	(17.7)	3
Other Income (Expense), net	9.4	(24.8)	NM
Pretax Income	162.5	205.3	(21)

Provision for Income Taxes	35.6	(65.8)	NM
Net Income	198.2	139.5	42

Less: Net Income Attributable to Non-Controlling Interests	2.0	2.7	27

Net Income Attributable to IMS Health (c)	196.2	136.9	43

Diluted EPS:
Total Diluted EPS	$ 1.08	$0.74	46

Shares Outstanding:
Weighted Average Diluted	182.2	185.0
End-of-Period Actual	182.4	181.9
Weighted Average Basic	182.1	183.4

The accompanying notes are an integral part of these financial tables.

Table 3 IMS Health Selected Consolidated Balance Sheet Items (unaudited, in millions)

	June 30, 2009	Dec. 31, 2008

Cash and cash equivalents	$239.8	$215.7

Accounts receivable, net	329.9	382.8

Total long-term debt	1,359.3	1,404.2

The accompanying notes are an integral part of these financial tables.

Table 4 IMS Health Preliminary GAAP Cash Flows from Operating Activities Six Months Ended June 30 (unaudited, in millions)

2009 GAAP

Net Income	$ 198.2
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	66.5
Bad Debt Expense	2.7
Deferred Income Taxes	1.5
Non-Cash Stock-Based Compensation Charges	15.6
Non-Cash Impairment Charges	17.2
Net Tax Benefit on Stock-Based Compensation	(4.4)
Change in Assets and Liabilities, Excluding Effects from Acquisitions and Dispositions:
Net Decrease in Accounts Receivable	47.8
Net Decrease in Work-In-Process Inventory	3.4
Net Decrease in Prepaid Expenses and Other Current Assets	9.0
Net Decrease in Accounts Payable	(50.7)
Net Decrease in Accrued and Other Current Liabilities	(22.4)
Net Decrease in Accrued Severance, Impairment and Other	(6.6)
Net Increase in Deferred Revenues	17.7
Net Decrease in Accrued Income Taxes	(108.8)
Net Decrease in Pension Assets, net of Liabilities	6.4
Net Decrease in Other Long-Term Assets, net of Other Long-Term Liabilities	1.2
Net Cash Provided by Operating Activities (d)	$ 194.3

The accompanying notes are an integral part of these financial tables.

IMS Health
NOTES TO FINANCIAL TABLES

a)	Reference to Non-GAAP Constant-Dollar Growth. “Non-GAAP Constant-dollar growth” rates eliminate the impact of year-over-year foreign currency fluctuations (Tables 1 and 2). IMS reports results in U.S. dollars but does business on a global basis. Exchange rate fluctuations affect the rates at which IMS translates foreign revenues and expenses into U.S. dollars and have important effects on results. In order to illustrate these effects, IMS provides the magnitude of changes in revenues and operating income in constant-dollar terms. IMS uses results at constant-dollar rates for purposes of global business decision-making, including developing budgets and managing expenditures. IMS management believes this information, when read together with U.S. GAAP results, facilitates a comparative view of business growth. Constant-dollar rates are not prepared under U.S. GAAP and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results. The method IMS uses to prepare constant-dollar rates differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

b)	Operating expenses in 2008 reflect reclassifications to make them comparable with the 2009 presentation.

c)	Net income attributable to IMS Health and fully diluted EPS for the three and six months ended June 30, 2009 included the following notable items:

  In Severance, impairment and other charges, a $25.4 million charge ($18.2 million net of taxes, or $0.10 EPS impact for the three and six months ended June 30, 2009) recorded in the three months ended June 30, 2009 for supplier contract-related charges to be incurred with no future economic benefit and the write-down of certain capitalized software assets to their net realizable values.

  In Provision for income taxes, a $63.2 million net tax benefit ($0.35 EPS benefit) for the six months ended June 30, 2009 due to the reorganization of certain subsidiaries completed during the three months ended March 31, 2009, which resulted in a foreign exchange loss recognized for tax purposes.

  After adjusting for these items and the phasing of foreign exchange gains ($1.6 million or a $0.01 EPS impact and $3.0 million or a $0.02 EPS impact, net of income taxes for the three and six months ended June 30, 2009, respectively), net income attributable to IMS Health and diluted EPS on a non-GAAP basis would have been $79.5 million and $148.2 million and $0.44 and $0.81 for the three and six months ended June 30, 2009, respectively.

In addition to the above items, non-GAAP EPS for the full year 2009 is expected to differ from GAAP EPS for that period by the $110 - $120 million third quarter restructuring charge ($80 to $87 million, net of taxes, or a $0.44 to $0.47 EPS impact).

For the three and six months ended June 30, 2008, after adjusting for the phasing of foreign exchange losses ($4.2 million, or a $0.02 EPS impact and $4.8 million or a $0.03 EPS benefit, net of income taxes for the three and six months ended June 30, 2008, respectively), net income attributable to IMS Health and diluted EPS on a non-GAAP basis would have been $73.5 million and $141.6 million and $0.40 and $0.77 for the three and six months ended June 30, 2008, respectively.

References are made to results that represent certain U.S. GAAP measures after adjustment to reflect notable items to the extent that management believes adjusting for these items will facilitate better comparisons across periods and more clearly indicate trends. These non-GAAP measures are those used by management for purposes of global business decision making, including developing budgets and managing expenditures. Any such measures presented on a non-GAAP basis are not prepared under a comprehensive set of accounting rules and are not a replacement for the more comprehensive information for investors included in IMS’s U.S. GAAP results.

d)	Reconciliation of Preliminary GAAP Cash Flows from Operating Activities to Non-GAAP Free Cash Flow Six Months Ended June 30 (unaudited, in millions)

	2009	Note Reference
Net Cash Provided by Operating Activities (unaudited)	$ 194.3

Capital Expenditures	(11.2)	2
Proceeds from Sale of Assets	0.7	2
Additions to Computer Software	(38.0)	2
Deferred Income Taxes	(1.5)	3
Net Tax Benefit on Stock-Based Compensation	4.4	4
Net Decrease in Accrued Income Taxes	108.8	3
Net Decrease in Pension Assets, net of Liabilities	(6.4)	5
Net Decrease in Other Long-Term Assets, net of Other Long-Term Liabilities	(1.2)	5

Non-GAAP Free Cash Flow (unaudited)	$ 249.9	1

Notes:
1)	Non-GAAP Free Cash Flow excludes certain amounts to the extent that management believes that exclusion will facilitate comparisons across periods and more clearly indicate trends. Although IMS discloses adjusted Non-GAAP Free Cash Flow in order to give a full picture to investors of the operational performance of its business as seen by management, Non-GAAP Free Cash Flow is not prepared under a comprehensive set of accounting rules and is not a replacement for the more comprehensive information for investors included in IMS's U.S. GAAP results. The method IMS uses to prepare Non-GAAP Free Cash Flow differs in significant respects from U.S. GAAP and is likely to differ from the methods used by other companies.

2)	Investments in capital assets and software are integral to the ongoing business and operations of the Company and are therefore included as part of Non-GAAP Free Cash Flow.

3)	Movements in deferred and accrued income taxes do not necessarily relate directly to current operations and therefore are excluded from Non-GAAP Free Cash Flow. Accrued income taxes includes a $63.2 million net tax benefit due to the reorganization of certain subsidiaries completed during the three months ended March 31, 2009, which resulted in a foreign exchange loss recognized for tax purposes.

4)	Tax benefits and expenses from stock-based compensation are excluded from Non-GAAP Free Cash Flow as they are considered to be financing activities.

5)	Pension assets and liabilities and other inherently long-term assets and liabilities are not viewed as part of current operations and are therefore excluded from Non-GAAP Free Cash Flow.

6)	The Company is unable to provide a reconciliation between its estimated 2009 full year non-GAAP free cash flow and its full year 2009 GAAP Cash Flows from Operating Activities due to uncertainties associated with the component line items listed above. Estimated 2009 full year non-GAAP free cash flow is expected to differ from GAAP Cash Flows from Operating Activities in ways similar to those identified in the reconciliation above.

Amounts presented in the financial tables may not add due to rounding.

These financial tables should be read in conjunction with IMS Health’s filings previously made or to be made with the Securities and Exchange Commission and are or will be available at www.sec.gov.

CONTACT:
IMS Health
Darcie Peck, 203-845-5237
Investor Relations
dpeck@imshealth.com
or
Gary Gatyas, 610-834-4596
Communications
ggatyas@us.imshealth.com